November 1, 2021

JPMorgan Trust IV

277 Park Avenue

New York, NY 10172

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include: (1) dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, expenses related to trustee elections and extraordinary expenses not incurred in the ordinary course of the Funds’ business incurred by the Fund or an underlying fund as defined in the Fund’s prospectus, and (2) acquired fund fees incurred by an underlying fund. This waiver does not apply to each Fund’s investments in affiliated money market funds made with cash received as collateral from securities lending borrowers.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

JPMorgan Distribution Services, Inc.

/s/ Brian S. Shlissel
By: Brian S. Shlissel
Accepted by: JPMorgan Trust IV
/s/ Timothy J. Clemens
By: Timothy J. Clemens

[1]	In calculating the interest expense on short sales for purposes of this exclusion, each Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
JPMorgan SmartSpending 2015 Fund
	Class I	June 30	0.44%	October 31, 2022
	Class R2	June 30	0.94%	October 31, 2022
	Class R3	June 30	0.69%	October 31, 2022
	Class R4	June 30	0.44%	October 31, 2022
	Class R5	June 30	0.29%	October 31, 2022
	Class R6	June 30	0.19%	October 31, 2022
JPMorgan SmartSpending 2020 Fund
	Class I	June 30	0.44%	October 31, 2022
	Class R2	June 30	0.94%	October 31, 2022
	Class R3	June 30	0.69%	October 31, 2022
	Class R4	June 30	0.44%	October 31, 2022
	Class R5	June 30	0.29%	October 31, 2022
	Class R6	June 30	0.19%	October 31, 2022